[ARTICLE] 5
[MULTIPLIER]   1,000

Exhibit 12.1
                  COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES
                                                                                              Three Quarters Ended
                                                               Fiscal Year                   ---------------------
                                           -------------------------------------------------  Dec. 30,   Dec. 28,
                                             1992      1993      1994      1995      1996       1995       1996
                                           --------- --------- --------- --------- --------- ---------- ----------

Income (loss) before income taxes           $25,086   $32,545   $55,964   $89,638  ($41,723)   $73,169    $15,755

Fixed charges (1)                             2,946     2,931     4,075     5,514     8,504      5,935     14,587

                                           --------- --------- --------- --------- --------- ---------- ----------
   Total earnings and fixed charges          28,032    35,476    60,039    95,152   (33,219)    79,104     30,342

Fixed charges (1)                             2,946     2,931     4,075     5,514     8,504      5,935     14,587

Ratio of earnings to fixed charges (2)          9.5x     12.1x     14.7x     17.3x      N/A       13.3x       2.1x
                                           ========= ========= ========= ========= ========= ========== ==========

ADJUSTED FOR MiCRUS FIXED CHARGES:

Fixed charges (3)                                                           7,284    17,401     11,088     25,585

Ratio of earnings to fixed charges (4)                                       13.1x      N/A        7.1x       1.2x
                                                                         ========= ========= ========== ==========

ADJUSTED FOR MiCRUS AND CIRENT FIXED CHARGES:

Fixed charges (5)                                                                    33,236     22,965     37,462

Ratio of earnings to fixed charges (6)                                                  N/A        3.4x       N/A
                                                                                   ========= ========== ==========


____________________

(1) Fixed charges consist of interest expense incurred, including capital leases, amortization of interest costs and the portion of rental expense under operating leases deemed by the Company to be representative of the interest factor.

(2) Earnings were inadequate to cover fixed charges for fiscal 1996 by approximately $41.7 million.

(3) Fixed charges consist of interest expense incurred, including capital leases, amortization of interest costs and the portion of rental expense under operating leases deemed by the Company to be representative of the interest factor and interest on capitalized leases and the interest factor associated with operating leases of the Company's MiCRUS joint venture.

(4) Earnings would have been inadequate to cover fixed charges for fiscal 1996 by approximately $50.6 million.

(5) Fixed charges consist of interest expense incurred, including capital leases, amortization of interest costs and the portion of rental expense under operating leases deemed by the Company to be representative of the interest factor and interest on capitalized leases and the interest factor associated with operating leases of the Company's MiCRUS joint venture and on a pro forma basis including the Cirent leases as if they were outstanding from the beginning of fiscal 1996.

(6) Earnings would have been inadequate to cover fixed charges for fiscal 1996 and the three quarters ended December 28, 1996 by approximately $66.5 million and $7.1 million, respectively.